Baker, Donelson, Bearman & Caldwell
               Twentieth Floor, First Tennessee Building
               165 Madison Avenue
               Memphis, Tennessee  38103
               (901)526-2000
               Facsimile (901)577-2303
               Linda M. Crouch-McCreadie
               Direct Dial:  (901) 577-2262

May 8, 1996

Mid-America Apartment Communities, Inc.
6584 Poplar Avenue
Suite 340
Memphis, Tennessee  38138

RE:  Mid-America Apartment Communities, Inc.

Gentlemen:

     We have acted as counsel to Mid-America Apartment
Communities, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3, No. 333-3274 (the "Registration
Statement") and with respect to the offering and sale (the
"Offering") of up to $150,000,000 of Offered Securities as that term is defined in the Registration Statement.

     The Company has requested our opinion as to:


     (a) whether the Company is organized in conformity with the requirements for qualification as a real estate investment trust (a "REIT") pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and whether the Company's current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its 1995 and subsequent taxable years;

     (b) whether the descriptions of the law and the legal conclusions contained in the portion of the prospectus in the Registration Statement (the "Prospectus") under the caption "Federal Income Tax Considerations" are correct in all material respects, and whether the discussion thereunder omits any material provision with respect to the matters covered; and


     (c) whether any partnerships in which Company directly or indirectly owns an interest (the "Partnerships") will be treated for federal income tax purposes as partnerships and not as associations taxable as corporations.

                    Documents Examined

     In connection with the opinions rendered below, we have examined the following documents:

     1. the Company's Amended and Restated Charter filed with the Tennessee Secretary of State on January 25, 1994
(the "Amended Charter");


     2. the Charter, Certificate of Limited Partnership and other organizational documents for the Partnerships or any corporate subsidiary of the Company (the "Subsidiaries")
(collectively the "Organizational Documents");

     3. such other documents as we have deemed necessary or appropriate for the formation of this opinion.


     We have assumed that each of the foregoing documents delivered to us is authentic, if delivered to us as an original document, or in absolute conformity with the original, if delivered to us as copies identified to our satisfaction. We have further assumed that the signatures on such documents are genuine in all respects. For the purpose of the opinions below, we have also relied upon a certificate of the authorized representative of the Company regarding certain matters (the Officer's Certificate").


                    Factual Assumptions

     For purposes of rendering the opinions below, we have assumed generally that:

     1. Each of the documents reviewed has been duly authorized, executed and delivered and has not been amended;


     2. During its 1995 taxable year and subsequent taxable years, the Company will operate in such a manner that will make the representations set forth in the Officer's
Certificate true for such years;


     3. The Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year;

     4. No actions will be taken by the Company, the Partnerships, any partners in the Partnerships (the
"Partners"), or the Subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based; and

     5. The Company will continue to be self-administered and self-managed with full management authority in respect to the assets owned by, being developed by or being acquired by the Company, the Partnerships or the Subsidiaries (collectively the "Properties"), and no other manager will be engaged to manage or co-manage any of the Properties or any other property in which the Partnerships, the Subsidiaries or the Company owns an interest.


     After reasonable inquiry, we are not aware of any facts inconsistent with the representations made by the company. Furthermore, where such representations involve matters of law, we have explained to the Company's representatives the relevant and material sections of the Code, the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service") and other relevant authority to which such representations relate and are satisfied that the Company's representatives understand such provisions and are capable of making such representations.


                    Opinions

     Based on the documents, assumptions and representations set forth above and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:


     1. The Company is organized in conformity with the requirements for qualification as a REIT pursuant to sections 856 through 860 of the Code, and the Company's current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its 1995 and subsequent taxable years;

     2. The descriptions of the law and the legal conclusions contained in the Prospectus under the caption
"Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered; and

     3. The Partnerships will be treated as partnerships for federal income tax purposes and not associations taxable as corporations.

          In regard to the opinion set forth in clause (3) above, section 301.7701-2(a)(1) of the Regulations provides that the classification of an unincorporated organization is determined by taking into account the presence or absence of each of the following corporate characteristics: (i) associates, (ii) an objective to carry on business and divide the gain therefrom, (iii) continuity of life, (iv) centralization of management, (v) liability for corporate debts limited to corporate property ("limited liability"), and (vi) free transferability of interests. Since associates and an objective to carry on a business and divide the gains therefrom are generally common to both corporations and partnerships, the determination of whether an organization that has such characteristics is classified for tax purposes as a partnership or an association depends upon whether there exists continuity of life, centralization of management, limited liability, and free transferability of interests. Treas. Reg. 301.7701-2(a)(2). The Partnerships will be treated as partnerships for federal income tax purposes, and not as associations taxable as corporations, if they each lack at least two of the preceding four characteristics that distinguish corporations from partnerships.

          An entity organized as a limited partnership does not have the corporate characteristic of continuity of life if the death, insanity, bankruptcy, retirement, resignation, expulsion, or other event of withdrawal of a general partner causes a dissolution of the partnership. Id. 301.7701-2(b)(1). The partnership agreement may permit the remaining general partners or at least a majority in interest of the remaining partners to agree to continue the partnership without causing continuity of life. Id. Under the Tennessee Revised Uniform Limited Partnership Act (the "Act"), the dissolution of a limited partnership occurs upon an event of withdrawal of a general partner unless either
(i) there is at least one other general partner who continues the business of the partnership under a right to do so stated in the partnership agreement or (ii) the remaining partners agree in writing to continue the business of the partnership and appoint a successor general partner. Under the Act, an event of withdrawal of a general partner includes the bankruptcy of the general partner. Under the terms of the partnership agreements of the Partnerships (the "Partnership Agreements"), the bankruptcy of the general partner will cause the dissolution of the related partnership unless all of the limited partners elect to continue such partnership's business and appoint a substitute general partner. Because of the provisions of the Act and the Partnership Agreements, both of which cause a dissolution of the partnership upon the bankruptcy of the general partner unless one of the conditions specified above is satisfied, the Partnerships will lack the corporate characteristic of continuity of life.

          An organization has centralized management if any person (or any group of persons which does not include all of the members) has continuing exclusive authority to make the management decisions necessary to the conduct of the business for which the organization was formed. Id. 301.7701-2(c)(1). Limited partnerships subject to a statute corresponding to the Uniform Limited Partnership Act generally do not have centralized management, but centralized management ordinarily does exist in such a limited partnership if substantially all the interests in the partnership are owned by the limited partners. Id. 301.7701-2(c)(4). The Service has indicated that it will not rule that a limited partnership lacks centralized management unless the limited partnership interests, excluding those held by general partners, do not exceed 80% of the total interests in the partnership. Rev. Proc. 89-
12, 4.06, 1989-1 C.B. 798. If all or a specified group of the limited partners may remove a general partner, all the facts and circumstances must be taken into account in determining whether the partnership possesses centralized management. Treas. Reg. 301.7701-2(c)(4). However, a substantially restricted right of the limited partners to remove the general partner will not itself cause the partnership to possess centralized management. Id. The
Service has indicated that it will consider all the facts and circumstances, including limited partner control of the general partners (whether direct or indirect), in determining whether the partnership lacks centralized management for ruling purposes. Rev. Proc. 89-12, 4.06, 1989-1 C.B. 798.

          As of January 3, 1995, the Act was determined by the Service to correspond to the Uniform Limited Partnership Act. Rev. Rul. 95-2, 1995-1, I.R.B. 7. Since the Company owns approximately 70% of Mid-America Apartments, L.P. ("MAALP") and MAALP's partnership agreement provides that the general partner at all times will own at least 20% of all of the interests in MAALP as a general partnership interest, the limited partners do not own substantially all of the interests in MAALP. The limited partners have no power to remove the general partner. In addition, upon the automatic removal of the general partner as a result of its bankruptcy or dissolution, the general partner is entitled to receive the fair market value of its interest in the MAALP, reduced by any damages caused to the MAALP by the general partner. The limited partners control over the general partner is substantially circumscribed because the general partner has represented that (i) the purchase of interests in MAALP by the limited partners did not entail a mandatory purchase of any type of security of, or interest in, the general partner, (ii) each limited partner or an affiliate of such limited partner does not own, directly or indirectly (as defined in section 856(d)(5) of the Code), 10% or more of the general partner, (iii) a majority of the general partner's board of directors are and will be independent directors, and (iv) the common stock of the general partner is publicly traded. Thus, MAALP lacks the corporate characteristic of centralized management. Moreover, the Company, directly or indirectly owns more than 20% of the partnership interests in each other Partnership as a general and/or limited partner. Given the Company's interest and absolute control over the management and affairs of each other Partnership, the limited partnership interests in these Partnerships is tantamount to a general partnership interest. Thus, these Partnerships lack the corporate characteristic of centralized management.

          The Regulations specify that a limited partnership possesses the corporate characteristic of limited liability if the general partner lacks substantial assets (other than its interest in the partnership) and is merely a "dummy" acting as the agent of the limited partners. Treas. Reg. 301.7701-2(d)(2). Under the Act, the general partner has personal liability with respect to the debts and obligations of each Partnership. Furthermore, the general partner has represented that its net worth (excluding its interest in the Partnerships, as applicable) exceeds $100,000 as of May 7, 1996. Although such amount generally would not be considered "substantial," the general partner has represented that it is not acting as an agent of the limited partners in connection with the investments by the limited partners in, and operation of, each Partnership. The general partner also has represented that (i) the purchase of interests in the Partnerships by the limited partners did not entail a mandatory purchase of any type of security of, or interest in, the general partner, (ii) each limited partner or an affiliate of such limited partner does not own, directly or indirectly (as defined in section 856(d)(5) of the Code), 10% or more of the general partner, (iii) a majority of the Company's board of directors are and will be independent directors, and (iv) the Company's common stock is publicly traded. Therefore, based on such facts and because the general partner is not a "dummy" acting as an agent of the limited partners, the Partnerships will lack the corporate characteristic of limited liability.

          An organization has the corporate characteristic of free transferability of interests if each of its members, or members who own substantially all of the interests in the organization, have the power, without the consent of the other members, to substitute for themselves in the same organization a person who is not a member of the organization. Id. 301.7701-2(e)(1). In order for this power of substitution to exist, the member must be able, without the consent of other members, to confer upon his substitute all the attributes of his interest in the organization. Id. The Service has indicated that it will rule that a partnership lacks free transferability of interests if, throughout the life of the partnership, the partnership agreement expressly restricts the transferability of partnership interests representing more than 20% of all interests in partnership capital, income, gain, loss, deduction, and credit. Rev. Proc. 92-33, 1992-1 C.B. 782. The Service, however, also has ruled that a partnership may not lack free transferability of interests if its partners are "commonly controlled." Rev. Rul. 93-4, 1993-3 I.R.B. 5. Under the terms of the MAALP's partnership agreement, the general partner may not assign its interest in MAALP other than in connection with certain mergers, consolidations, or other combinations of the general partner. Moreover, limited partners of MAALP may not transfer their interests, except in certain limited events involving death or reorganization of a holder or gift, without the consent of the general partner, which may be withheld in the general partner's absolute discretion.
Because (i) the transferability of the general partner's interest in MAALP is prohibited except for limited circumstances, (ii) the general partner owns approximately
70% of the interests in the MAALP, (iii) the general partner does not control the limited partners, and (iv) limited partners may not transfer their limited partnership interests in MAALP except in certain limited circumstances, MAALP lacks the corporate characteristic of free transferability of interests. Moreover, each other Partnership's partnership agreement provides that the limited partnership interest of a limited partner may be sold, conveyed or assigned only in the absolute discretion of the general partner thereof. However, given the common control of these Partnerships, the limited partnership interests of these Partnerships may be held by the Service to be freely transferable.

          Based on the foregoing, we believe that MAALP lacks the corporate characteristics of continuity of life, limited liability, free transferability of interests, and centralized management and, each other Partnership lacks the corporate characteristics of continuity of life, limited liability and centralized management, and, consequently, the Partnerships do not possess more corporate than noncorporate characteristics. Therefore, it is our opinion that the Partnerships will be treated as partnerships for federal income tax purposes and not as associations taxable as corporations, under the existing Code, Regulations, administrative pronouncements, and case law, provided the Partnerships are not "publicly traded" partnerships under section 7704 of the Code.

          Section 7704 of the Code generally provides that a "publicly traded" partnership will be taxed as a corporation. Code section 7704(b) defines a publicly traded partnership as any partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). Regulations issued to elaborate on what constitutes a publicly traded partnership are not applicable to the
Partnerships. Treas. Reg. 1.7704-1(l).   The Service,
however, has issued a notice providing limited safe harbors from the definition of a publicly traded partnership which are applicable to the Partnerships. I.R.S. Notice 88-75, 1988-2 C.B. 386. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all of the partnership interests are issued in a transaction that is not registered under the 1933 Act and (ii) either (A) the partnership does not have more than 500 partners, or (B) the initial offering price of each unit of partnership interest is at least $20,000 and the partnership agreement provides that no unit of partnership interest may be subdivided for resale into units smaller than a unit the initial offering price of which would have been at least $20,000. Since the Company has represented that (i) the transactions in which the Partners acquired their interests in the Partnerships was not one that was required to be registered under the 1933 Act, (ii) neither MAALP nor any other Partnership has more than 500 Partners,
(iii) the interests in the Partnerships are not traded on an established securities market, and (iv) the Partnerships have not added a substantial new line of business (as defined in Treas.

Reg. 1.7704-1(l)) since December 4, 1995, we are of the opinion that the Partnerships will not be treated as publicly traded partnerships.

     The foregoing opinions are based on current provisions of the Code and the Regulations thereunder, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or the Partnerships from being classified as partnerships for federal income tax purposes.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933
Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


     The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the benefit of the Company and the prospective investors in the Offered Securities and may not be relied upon for any purpose by any other person without our express written consent.


                                   Sincerely,

                                   BAKER, DONELSON, BEARMAN,
                                   & CALDWELL


                                   By:
                                        a member thereof